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Exhibit 99
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CELERITY CLOSES ON PRIVATE FINANCING

Knoxville, Tennessee - January 15, 1999. Celerity Systems, Inc. (Nasdaq: CLRT) has received gross proceeds of $300,000 upon the initial closing of a private offering to accredited investors. Investors in the private placement receive 9% convertible debentures with a principal amount equal to the amount of the investment and a term of two years. The debentures are convertible into the Company's common stock at a price equal to the lesser of (i) 75% of the average closing bid price of the common stock for the five days immediately preceding the date of conversion, or (ii) four times the five-day average closing bid price for the five days immediately preceding the date of closing. The Company may redeem the debentures at a redemption price that ranges from 115% to 125% of the principal amount, plus accrued interest. The debentures are subject to mandatory conversion upon maturity.

The Company has agreed to file a registration statement with respect to the resale of the common stock underlying the debentures within 45 days following closing, which is required to be declared effective within 90 days of closing. Under certain circumstances, investors may be entitled to liquidated damages.

The placement agent is entitled to a 10% cash fee and a 2% fee for non-accountable expenses and repayment of certain other expenses. The net proceeds of the offering are to be used for working capital.

The securities offered in the private offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from applicable registration requirements.

Contact information: Celerity Systems, Inc., 1400 Centerpoint Boulevard, Knoxville, Tennessee 37932, 423-539-5300 phone, 423-539-3502 fax;
www.celerity.com.